Exhibit 99.1

The Travelers Companies, Inc. 385 Washington Street St. Paul, MN 55102-1396 www.travelers.com

NEWS RELEASE

Travelers Reports Third Quarter 2007 Net Income of $1.81 per Diluted Share, up 23% from Prior Year Quarter

Third Quarter 2007 Net Income of $1.198 Billion

Operating Income of $1.81 per Diluted Share, up 24% from Prior Year Quarter

SAINT PAUL, Minn. (October 25, 2007) – The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $1.198 billion, or $1.85 per basic share and $1.81 per diluted share, for the quarter ended September 30, 2007, compared to $1.043 billion, or $1.52 per basic share and $1.47 per diluted share, for the quarter ended September 30, 2006.  Operating income in the current quarter was $1.198 billion, or $1.85 per basic share and $1.81 per diluted share, compared to $1.037 billion, or $1.51 per basic share and $1.46 per diluted share, in the prior year quarter.

“Travelers produced another outstanding quarter with a 24 percent increase in operating income per diluted share and an operating return on equity of 18.6 percent,” noted Jay Fishman, Chairman and Chief Executive Officer.  “The quarter was driven by strong underwriting results in each of our business segments along with solid investment income performance, despite current market conditions.

“Notwithstanding a somewhat more competitive environment, our premiums grew by 3 percent during the quarter, after adjusting for the sale of Mendota and Afianzadora Insurgentes earlier this year.  Our enhanced small commercial platform, TravelersExpressSM, is being well received by our agents and is generating significant new business flow.  In the middle market, recent product introductions and the selling of additional products to existing customers have resulted in increased business volumes.  In Personal Insurance, QuantumAutoSM continues to exceed our expectations and now provides estimated annualized written premiums of over $1 billion.  We are also encouraged by the early results and prospects for QuantumHomeSM.  Overall, we are pleased with the results of the many initiatives we have underway and continue to make business investments that enhance our competitive advantages,” concluded Mr. Fishman.

Current Quarter Highlights

•                  Return on equity and operating return on equity of 18.6 percent.

•                  Strong underwriting results in all segments with GAAP combined ratios in Business Insurance of 84.0 percent; Financial, Professional & International Insurance of 84.6 percent; and Personal Insurance of 84.8 percent.  Consolidated GAAP combined ratio of 84.4 percent.

•                  Net investment income of $724 million after-tax, an 8 percent increase from the prior year quarter.

•                  Net written premiums of $5.394 billion, a 2 percent increase from the prior year quarter, or 3 percent when adjusted for the early 2007 sale of two operations, Mendota and Afianzadora Insurgentes.

•      Net favorable prior year reserve development of $145 million after-tax.

•                  No change to the company's asbestos reserves upon completion of the annual in-depth asbestos claim review and quarterly asbestos reserve review.

•                  Repurchased 11.7 million common shares under the company’s share repurchase program for a total cost of $600 million in the quarter.

•      Book value per share (excluding FAS 115) of $40.20, a 15 percent increase from September 30, 2006, after repurchasing 51.4 million common shares for a total cost of $2,697 million under the company’s share repurchase program during the last twelve months.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended September 30,				Nine Months Ended September 30,
and after-tax except for premiums)	2007	2006	Change		2007	2006	Change
Gross written premiums	$6,097	$6,100	—%		$18,430	$18,107	2%
Net written premiums	5,394	5,284	2		16,252	15,713	3
Net earned premiums	5,416	5,260	3		16,038	15,432	4
Underwriting gain	520	407	28		1,310	1,055	24
Net investment income	724	668	8		2,219	2,011	10
Operating income	1,198	1,037	16		3,443	3,007	14
per diluted share	$1.81	$1.46	24		$5.08	$4.22	20
Net income	1,198	1,043	15		3,538	3,019	17
per diluted share	$1.81	$1.47	23		$5.22	$4.23	23
Book value per share	$40.54	$35.69	14		$40.54	$35.69	14
Adjusted book value per share	$40.20	$35.10	15		$40.20	$35.10	15
GAAP combined ratio	84.4%	87.2%	(2.8	) pts	87.1%	88.6%	(1.5	) pts
Operating return on equity	18.6%	17.4%	1.2	pts	18.2%	17.4%	0.8	pts
Return on equity	18.6%	17.6%	1.0	pts	18.6%	17.5%	1.1	pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Third Quarter 2007 Consolidated Results

Net and operating income in the current quarter of $1.198 billion were largely driven by strong net investment income and solid current accident year underwriting results.  The current and prior year quarters also included the following items:

	Three Months Ended September 30,
	2007	2006	2007	2006
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$231	$87	$145	$55

Catastrophes, net of reinsurance	(14)	(15)	(9)	(10)

Timing impact of the transition to the fixed, value- based agent compensation program	29	—	19	—

The current year quarter included the timing impact of the transition to the fixed, value-based agent compensation program, which lowered reported expenses from what otherwise would have been reported.

Net written premiums in the current quarter increased 2 percent from the prior year quarter, or 3 percent when adjusted for the April 2007 sale of Mendota, the company’s non-standard personal auto operation, and the March 2007 sale of Afianzadora Insurgentes, the company’s Mexican surety operation.  This result was primarily driven by continued strong retention rates across all businesses, renewal price increases primarily in Personal Insurance and higher new business volumes in Business Insurance due to product and marketing initiatives within the middle market and small commercial businesses.  In addition, catastrophe reinsurance costs were lower due to the timing of purchases and lower rates.

Net investment income in the current quarter was $724 million after-tax ($929 million pre-tax), an 8 percent increase from the prior year quarter.  The increase was driven by higher average invested assets due to strong operating cash flows and higher yields in both the fixed income and non-fixed income portfolios.

The GAAP combined ratio in the current quarter was 84.4 percent, a 2.8 point improvement from the 87.2 percent reported in the prior year quarter.  The GAAP combined ratios included the following items:

	Three Months Ended September 30,
Impact on GAAP combined ratios	2007		2006

Net favorable prior year reserve development	(4.3	) pts	(1.7	) pts

Catastrophes, net of reinsurance	0.3		0.3

Timing impact of the transition to the fixed, value-based agent compensation program	(0.5)		—

Capital Management

During the third quarter 2007, the company repurchased 11.7 million of its common shares under its share repurchase program for a total cost of $600 million.  Since the program’s inception in the second quarter of 2006, the company has repurchased 59.8 million shares for a total cost of $3.068 billion.  As of September 30, 2007, the total remaining authorization under the program was $1.932 billion.

Asbestos Reserve Review

The company’s completion of its annual in-depth asbestos claim review and quarterly asbestos reserve review during the third quarter 2007 resulted in no change to the company’s asbestos reserves.  In the prior year quarter, the company increased asbestos reserves by $155 million, resulting in a $102 million after-tax charge.

As in prior years, the annual claim review considered active policyholders and litigation cases for potential product and “non-product” liability.  Developing payment trends among policyholders in the Home Office, Field Office and Assumed and International categories were also analyzed.  The Home Office and Field Office categories, which account for the vast majority of policyholders with active asbestos related claims, continued to experience an overall reduction in new claim filings. In addition, the number of policyholders tendering asbestos claims for the first time also declined.  However, defense costs in these categories remain at similar levels to what the company has experienced in recent years due to the level of trial activity involving impaired individuals.

Year-to-Date 2007 Consolidated Results

Net and operating income per diluted share for the nine-month period ended September 30, 2007, increased by 23 percent and 20 percent, respectively, from the prior year period.  Net income for the nine-month period ended September 30, 2007 was $3.538 billion, or $5.36 per basic share and $5.22 per diluted share, compared to $3.019 billion, or $4.37 per basic share and $4.23 per diluted share, for the nine-month period ended September 30, 2006.  Operating income in the current year period was $3.443 billion, or $5.22 per basic share and $5.08 per diluted share, compared to $3.007 billion, or $4.35 per basic share and $4.22 per diluted share, in the prior year period.  The current and prior year periods also included the following items:

	Nine Months Ended September 30,
	2007	2006	2007	2006
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$418	$237	$268	$155

Catastrophes, net of reinsurance	(99)	(82)	(64)	(54)

Timing impact of the transition to the fixed, value- based agent compensation program	160	—	104	—

Redemption of 4.50% convertible junior subordinated notes due 2032	(39)	—	(25)	—

Resolution of prior year tax matters	86	91	86	72

In April 2007, the company redeemed its 4.50% convertible junior subordinated notes due in 2032, resulting in a charge to net and operating income.  However, the redemption of these securities is expected to slightly increase the full year earnings per diluted share due to the elimination of their dilutive effect.

The GAAP combined ratio in the current year period was 87.1 percent, a 1.5 point improvement from the 88.6 percent reported in the prior year.  The GAAP combined ratios included the following items:

	Nine Months Ended September 30,
Impact on GAAP combined ratios	2007		2006

Net favorable prior year reserve development	(2.6	) pts	(1.5	) pts

Catastrophes, net of reinsurance	0.6		0.5

Timing impact of the transition to the fixed, value-based agent compensation program	(1.0)		—

Net investment income in the current year period was $2.219 billion after-tax ($2.879 billion pre-tax), a 10 percent increase from the prior year period. The increase was primarily driven by higher yields throughout the portfolio, particularly for non-fixed income investments, and higher average invested assets due to strong operating cash flows.

Net written premiums increased 3 percent from the prior year period, or 4 percent when adjusted for the sales of Mendota and Afianzadora Insurgentes.

For the first nine months of 2007, operating return on equity was 18.2 percent, compared to 17.4 percent in the prior year period.

Business Insurance Segment Financial Results

For the third quarter 2007, the Business Insurance segment reported operating income of $803 million, compared to $613 million in the prior year quarter.  The current quarter benefited from strong net investment income and solid current accident year underwriting results. The current and prior year quarters also included the following items:

	Three Months Ended September 30,
	2007	2006	2007	2006
($ in millions)	Pre-tax		After-tax

Net favorable / (unfavorable) prior year reserve development	$165	$(46)	$100	$(35)

Catastrophes, net of reinsurance	—	—	—	—

Timing impact of the transition to the fixed, value- based agent compensation program	14	—	9	—

The current quarter benefited from net favorable prior year reserve development primarily due to better than expected frequency and severity trends for recent accident years in the commercial multi-peril, general liability, commercial auto and property product lines of business. The net unfavorable prior year reserve development in the prior year quarter was primarily due to asbestos and environmental reserve strengthening that was partially offset by other favorable prior year reserve development.

The GAAP combined ratio was 84.0 percent in the current quarter, an 8.0 point improvement from the 92.0 percent reported in the prior year quarter.  The GAAP combined ratios included the following items:

	Three Months Ended September 30,
Impact on GAAP combined ratios	2007		2006

Net (favorable) / unfavorable prior year reserve development	(5.9	) pts	1.7	pts

Timing impact of the transition to the fixed, value-based agent compensation program	(0.5)		—

Net written premiums increased 3 percent from the prior year quarter, primarily due to strong growth in new business volume in Select and Commercial Accounts.  Overall, retention rates and renewal price changes were generally consistent with recent quarters.  In addition, catastrophe reinsurance costs were lower due to the timing of purchases and lower rates.

Select Accounts net written premiums increased 2 percent from the prior year quarter, or 4 percent when adjusting for a favorable reduction in the company’s participation in certain residual market auto pools, which is expected to improve underwriting results.  Retention rates were strong, in line with recent quarters, and renewal price changes were positive, consistent with recent quarters.  New business volume increased significantly from the prior year quarter due in part to the recent introduction in 29 states of TravelersExpressSM, an enhanced quote-to-issue agency platform and multivariate pricing program.

Commercial Accounts net written premiums increased 7 percent from the prior year quarter.  Retention rates continued to be strong, consistent with recent quarters, and renewal price changes were modestly negative and consistent with recent quarters. In addition, reinsurance costs were lower due to the timing of purchases and lower rates.  New business volume increased significantly from the prior year quarter due to recent product introductions, the selling of additional products to existing customers and greater submission volume as a result of increased marketing efforts.

Industry-Focused Underwriting net written premiums increased 7 percent from the prior year quarter due primarily to strong business volumes in Construction, Oil & Gas and Agribusiness.  Target Risk Underwriting net written premiums increased 5 percent from the prior year quarter largely due to strong business volumes in Inland Marine and lower catastrophe reinsurance costs in National Property. Specialized Distribution net written premiums decreased 5 percent from the prior year quarter largely due to the non-renewal of certain programs.  National Accounts net written premiums decreased 4 percent from the prior year quarter due in part to the continued competitive marketplace for large accounts.

Financial, Professional & International Insurance Segment Financial Results

For the third quarter 2007, the Financial, Professional & International Insurance segment reported operating income of $183 million, compared to $144 million in the prior year quarter.  The current quarter benefited from strong net investment income and solid current accident year underwriting results. The current and prior year quarters also included the following items:

	Three Months Ended September 30,
	2007	2006	2007	2006
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$42	$1	$29	$5

Catastrophes, net of reinsurance	—	—	—	—

Timing impact of the transition to the fixed, value-based agent compensation program	2	—	1	—

The current quarter benefited from net favorable prior year reserve development due to better than expected loss development in the property, employers’ liability and professional liability lines of business within International operations.

The GAAP combined ratio was 84.6 percent in the current quarter, a 4.4 point improvement from the 89.0 percent reported in the prior year quarter.  The GAAP combined ratios included the following items:

	Three Months Ended September 30,
Impact on GAAP combined ratios	2007		2006

Net favorable prior year reserve development	(4.8	) pts	(0.2	) pts

Timing impact of the transition to the fixed, value-based agent compensation program	(0.2)		—

Net written premiums increased 1 percent from the prior year quarter, or 3 percent when adjusted for the sale of Afianzadora Insurgentes.   Strong business volumes in construction surety and Canada as well as favorable rates of exchange were the principal drivers of the growth.

Bond & Financial Products net written premiums decreased 1 percent from the prior year quarter, but increased 2 percent when adjusted for the sale of Afianzadora Insurgentes, largely due to strong construction surety business volumes.  For Bond & Financial Products, retention rates were strong but lower than recent quarters, renewal price changes were slightly positive, an improvement from second quarter 2007, and new business volume decreased from the prior year quarter due in part to more competitive market conditions.  These metrics exclude the surety line of business since surety products are sold on a non-recurring, project-specific basis.

International and Lloyd’s net written premiums increased 6 percent from the prior year quarter primarily due to favorable rates of exchange and strong business volumes in Canada.  Retention rates were strong, but declined from recent quarters, renewal price changes were slightly negative, but improved from the most recent quarter, and new business volume was consistent with the prior year quarter.

Personal Insurance Segment Financial Results

For the third quarter 2007, the Personal Insurance segment reported operating income of $276 million, compared to $341 million in the prior year quarter mostly due to net favorable prior year reserve development being lower than in the prior year quarter. The current quarter benefited from strong net investment income and solid current accident year underwriting results. The current and prior year quarters included the following items:

	Three Months Ended September 30,
	2007	2006	2007	2006
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$24	$132	$16	$85

Catastrophes, net of reinsurance	(14)	(15)	(9)	(10)

Timing impact of the transition to the fixed, value- based agent compensation program	13	—	9	—

The current quarter benefited from net favorable prior year reserve development primarily due to better than expected auto loss performance resulting in part from claim initiatives previously instituted.

The GAAP combined ratio was 84.8 percent in the current quarter, a 6.4 point increase from the 78.4 percent reported in the prior year quarter.  The GAAP combined ratios included the following items:

	Three Months Ended September 30,
Impact on GAAP combined ratios	2007		2006

Net favorable prior year reserve development	(1.4	) pts	(7.9	) pts

Catastrophes, net of reinsurance	0.8		0.9

Timing impact of the transition to the fixed, value-based agent compensation program	(0.8)		—

Personal Insurance net written premiums increased 1 percent from the prior year quarter, or 4 percent when adjusted for the sale of Mendota.  This result was primarily attributable to continued strong retention rates, renewal price increases and lower catastrophe reinsurance costs due to the timing of purchases and lower rates.

Automobile net written premiums decreased 4 percent from the prior year quarter, but increased 1 percent when adjusted for Mendota.  Policies in force increased 2 percent from the prior year quarter, adjusted for Mendota.  Retention rates were strong and renewal price changes were positive, both consistent with recent quarters, while new business volume decreased slightly from the prior year quarter due to a more competitive market.

Homeowners and Other net written premiums increased 7 percent and policies in force increased 4 percent from the prior year quarter.  Retention rates and renewal price changes were consistent with recent quarters while new business volume decreased from the prior year quarter due to coastal risk management initiatives.

2007 Annual Guidance

Travelers is increasing its full year 2007 operating income per diluted share guidance to a range of $6.52 to $6.62, compared to the previously announced range of $5.80 to $6.05. This guidance is based on a number of assumptions, including:

•                  Catastrophe losses of $90 million pre-tax and $57 million after-tax, for the remainder of 2007;

•                  No additional prior year reserve development, favorable or unfavorable; and

•                  Weighted average diluted shares of approximately 673 million.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  The management of Travelers will discuss the contents of this release via Web cast at 9 a.m. Eastern (8 a.m. Central) on Thursday, October 25, 2007.  Prior to the Web cast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site.  Following the live event, an audio playback of the Web cast and the slide presentation will be available at the company’s Web site.

To view the slides or to listen to the Web cast or the playback, visit the “Web casts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com/.

About Travelers

Travelers is a leading provider of property casualty insurance.  For more information, visit www.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis. Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence.  A catastrophe may result in the payment of reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding FAS 115), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets (i.e. net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Travelers has organized its businesses into the following reportable business segments, beginning with the third quarter 2006:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services in the United States.  Business Insurance is organized into the following groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group and policies written by Gulf (primarily management and professional liability coverages) and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety, crime, and financial liability businesses, which primarily use credit-based underwriting processes, as well as property and casualty products that are predominantly marketed on an international basis.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International and Lloyd’s.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Prior quarter segment results have been reclassified from the historical presentation to conform with current business segment definitions where applicable.  The company’s historical Commercial and Specialty segments have been realigned into two new segments: the Business Insurance segment and the Financial, Professional & International Insurance segment.  As a result, prior quarter results of certain businesses have been disaggregated from the historical Specialty segment and are now reported in the Business Insurance segment.  In addition, the Personal segment has been renamed Personal Insurance.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance and statements about our share repurchase plans are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, net and operating income, investment income, return on equity and combined ratio), and financial condition (including, among others, invested assets and liquidity); the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; investment performance; market conditions; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially reduce our profitability and adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be significantly and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims, such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance; the insurance industry is the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and financial strength ratings could significantly reduce our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses which could reduce our profitability; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; the inability of our insurance subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations and to pay future dividends; assessments and other surcharges for guaranty funds, second-injury funds, catastrophe funds and other mandatory pooling arrangements may reduce our profitability; loss or significant restriction of the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce our future profitability; disruptions to our relationships with our distributors, independent agents and brokers could adversely affect us; and if we experience difficulties with outsourcing relationships, technology and/or data security, our ability to conduct our business might be negatively impacted.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K/A filed with the Securities and Exchange Commission.

###

	Three months ended September 30,		Nine months ended September 30,
($ in millions, except per share amounts, and after-tax)	2007	2006	2007	2006

Operating income	$1,198	$1,037	$3,443	$3,007
Net realized investment gains	—	6	95	12
Net income	$1,198	$1,043	$3,538	$3,019

Basic earnings per share
Operating income	$1.85	$1.51	$5.22	$4.35
Net realized investment gains	—	0.01	0.14	0.02
Net income	$1.85	$1.52	$5.36	$4.37

Diluted earnings per share
Operating income	$1.81	$1.46	$5.08	$4.22
Net realized investment gains	—	0.01	0.14	0.01
Net income	$1.81	$1.47	$5.22	$4.23

Weighted average number of common shares outstanding (basic)	648.4	685.3	658.9	689.7
Weighted average number of common shares outstanding and common stock equivalents (diluted)	661.9	714.6	680.3	718.6
Common shares outstanding at period end	646.1	689.5	646.1	689.5

Common stock dividends declared	$188.0	$180.0	$554.0	$520.0

Operating income by segment
Business Insurance	$803	$613	$2,286	$1,919
Financial, Professional & International Insurance	183	144	491	434
Personal Insurance	276	341	818	784
Total segment operating income	1,262	1,098	3,595	3,137
Interest Expense and Other	(64)	(61)	(152)	(130)
	$1,198	$1,037	$3,443	$3,007

Operating return on equity	18.6%	17.4%	18.2%	17.4%
Return on equity	18.6%	17.6%	18.6%	17.5%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended September 30,		Nine months ended September 30,
($ in millions, pre-tax)	2007	2006	2007	2006

Revenues
Premiums	$5,416	$5,260	$16,038	$15,432
Net investment income	929	858	2,879	2,607
Fee income	148	150	395	453
Net realized investment gains	—	12	142	16
Other revenues	33	36	72	113
	$6,526	$6,316	$19,526	$18,621

Revenues
Business Insurance	$3,663	$3,505	$10,900	$10,453
Financial, Professional & International Insurance	985	963	2,930	2,806
Personal Insurance	1,874	1,836	5,581	5,340
Total segment revenues	6,522	6,304	19,411	18,599
Interest Expense and Other	4	—	(27)	6
	6,526	6,304	19,384	18,605
Net realized investment gains	—	12	142	16
	$6,526	$6,316	$19,526	$18,621

Gross written premiums
Business Insurance	$3,243	$3,257	$9,951	$9,825
Financial, Professional & International Insurance	978	974	3,016	2,952
Personal Insurance	1,876	1,869	5,463	5,330
	$6,097	$6,100	$18,430	$18,107

Net written premiums
Business Insurance	$2,726	$2,644	$8,541	$8,203
Financial, Professional & International Insurance	918	912	2,502	2,429
Personal Insurance	1,750	1,728	5,209	5,081
	$5,394	$5,284	$16,252	$15,713

GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	53.3%	61.5%	57.3%	60.8%
Underwriting expense ratio	30.7	30.5	30.5	30.1
Combined ratio	84.0%	92.0%	87.8%	90.9%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	48.3%	54.1%	51.9%	53.2%
Underwriting expense ratio	36.3	34.9	36.4	35.3
Combined ratio	84.6%	89.0%	88.3%	88.5%

Personal Insurance
Loss and loss adjustment expense ratio	56.8%	50.2%	57.8%	56.9%
Underwriting expense ratio	28.0	28.2	27.6	28.0
Combined ratio	84.8%	78.4%	85.4%	84.9%

Total Company (2)
Loss and loss adjustment expense ratio	53.6%	56.7%	56.6%	58.3%
Underwriting expense ratio	30.8	30.5	30.5	30.3
Combined ratio	84.4%	87.2%	87.1%	88.6%

(1)

For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)	Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended September 30,		Nine months ended September 30,
($ in millions; after-tax except as noted)	2007	2006	2007	2006
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$811	$642	$1,962	$1,652
Tax expense on underwriting results	(291)	(235)	(652)	(597)
Underwriting gain	520	407	1,310	1,055
Net investment income	724	668	2,219	2,011
Other, including interest expense	(46)	(38)	(86)	(59)
Consolidated operating income	1,198	1,037	3,443	3,007
Net realized investment gains	—	6	95	12
Net income	$1,198	$1,043	$3,538	$3,019

	As of
	September 30,	December 31,	September 30,
($ in millions; except per share data)	2007	2006	2006
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$21,871	$20,491	$20,107
Goodwill and other intangibles, net of tax	4,100	4,062	4,093
Adjusted common shareholders’ equity	25,971	24,553	24,200
Net unrealized investment gains, net of tax	221	453	411
Common shareholders’ equity	$26,192	$25,006	$24,611

Common shares oustanding	646.1	678.3	689.5

Tangible book value per share	$33.85	$30.21	$29.16
Adjusted book value per share	40.20	36.20	35.10
Book value per share	$40.54	$36.86	$35.69

See Glossary of Financial Measures and the statistical supplement for additional financial data.

###

Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Michael Connelly	Marc Parr
651.310.3846, or	860.277.1507, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902